Exhibit 99.1

DATE: August 5, 2010

FOR IMMEDIATE RELEASE

Eastern Insurance Holdings, Inc. Announces Second Quarter 2010 Results

Lancaster, Pa. – Eastern Insurance Holdings, Inc. (“EIHI” or the “Company”) (NASDAQ: EIHI) today reported earnings for the three months ended June 30, 2010. EIHI reported a net loss of $1.4 million, or $0.16 per diluted share, for the second quarter of 2010, compared to net income of $3.0 million, or $0.32 per diluted share, for the same period in 2009. EIHI’s net loss from continuing operations was $1.7 million, or $0.19 per diluted share, for the second quarter of 2010 compared to net income from continuing operations of $1.9 million, or $0.20 per diluted share, for the same period in 2009. EIHI’s diluted book value per share was $15.95 as of June 30, 2010 compared to $15.78 as of December 31, 2009.

“Our workers’ compensation insurance business segment continued its solid performance in 2010 with a combined ratio of 89.6 percent for the three months ended June 30, 2010 despite challenging insurance market and economic conditions, which have materially affected employers’ payrolls. We returned $810,000 of audit premium to insureds for the three months ended June 30, 2010 compared to additional audit premium to the Company of $431,000 for the same period in 2009, a decrease of $1.2 million.” said Bruce M. Eckert, Chief Executive Officer. “Despite the return premium and 2010 renewal rate decreases of 2.2 percent, we grew direct written premium by 6.8 percent for the second quarter of 2010 compared to 2009 and experienced favorable premium renewal retention of 87.0 percent. Importantly, our profitable performance was consistent among our Mid-Atlantic, Southeast and Midwest regions. Our favorable results were driven by solid growth in workers’ compensation insurance production, more favorable workers’ compensation reinsurance terms, disciplined underwriting in an environment with high unemployment and continued extensive claims management, including the use of return to work initiatives and medical cost containment strategies. We continue to be pleased with our ParallelPay product which has produced direct written premium of approximately $14.1 million since its inception.”

Eckert continued, “There were many significant strategic achievements in the second quarter of 2010, including the A.M. Best Company financial rating upgrade to A (“Excellent”) with a stable outlook in a very difficult insurance marketplace, the closing of the sale of Eastern Life and Health Insurance Company and the opening of a new office in both western Pennsylvania and Tennessee. Proceeds from the sale of Eastern Life and Health Insurance Company will be used to underwrite a multi-year expansion of our workers’ compensation insurance segment, and to fund share repurchases. I am pleased to report that we repurchased 318,556 common shares during the second quarter of 2010 for $3.4 million, representing a weighted average price of $10.82 per share.”

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 5, 2010

Eckert concluded by adding, “We completed our review of the open claims inventory in our Specialty Reinsurance business during the second quarter of 2010. Based on our review of the information contained in the files currently, we increased our estimated ultimate loss and loss adjustment expense by $2.3 million during the second quarter of 2010. We are exploring opportunities to divest of this business segment.”

Net income (loss) for the three months ended June 30, 2010 and 2009 consisted of the following (in thousands):

	2010	2009
Workers’ compensation insurance	$1,374	$2,102
Run-off specialty reinsurance	(2,021)	6
Corporate and other	(1,064)	(189)

Income (loss) from continuing operations	(1,711)	1,919
Discontinued operations[1]	262	1,058

Net income (loss)	$(1,449)	$2,977

Diluted earnings per share for the three months ended June 30, 2010 and 2009 consisted of the following:

	2010	2009
Workers’ compensation insurance	$0.15	$0.23
Run-off specialty reinsurance	(0.22)	0.00
Corporate and other	(0.12)	(0.03)

Earnings per share from continuing operations	(0.19)	0.20
Discontinued operations	0.03	0.12

Diluted earnings per share	$(0.16)	$0.32

[1]

Discontinued operations, formerly EIHI’s group benefits insurance segment, consists of the results of EIHI’s dental, short and long term disability, group life and vision products through June 21, 2010. On June 21, 2010, EIHI completed its agreement to sell its previously wholly-owned subsidiary, Eastern Life and Health Insurance Company.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 5, 2010

Weighted average fully diluted shares considered outstanding used to calculate diluted earnings per share for the three months ended June 30, 2010 and 2009 consisted of the following:

	2010	2009

Shares issued on June 16, 2006	10,603,548	10,603,548
Weighted average ESOP shares	292,856	218,106
Weighted average restricted stock shares	149,114	98,779
Weighted average treasury shares purchased	(2,176,880)	(2,091,757)
Weighted average stock warrants exercised[2]	180,291	180,291

Total	9,048,929	9,008,967

Consolidated highlights for the second quarter include:

•

Revenue from continuing operations for the second quarter of 2010 increased to $26.3 million compared to $25.9 million for the same period in 2009. The increase in revenue is due primarily to an increase in net premiums earned and a decrease in net realized investment losses partially offset by a decrease in net investment income and income from limited partnerships. Revenue from discontinued operations was $11.8 million for the three months ended June 30, 2010, compared to $10.3 million for the same period in 2009;

•

Net premiums earned from continuing operations were $25.9 million for the second quarter of 2010 compared to $25.1 million for the same period in 2009. The increase in net premiums earned is due primarily to an increase in direct written premium production and more favorable reinsurance terms in 2010 compared to 2009 partially offset by the termination of the reinsurance treaty effective July 1, 2008 that comprised the run-off specialty reinsurance segment, reductions in workers’ compensation insurance premiums during the second quarter of 2010 related to payroll audit premium adjustments and renewal rate decreases;

•

Net investment income from continuing operations was $974,000 ($764,000 after-tax) for the three months ended June 30, 2010, compared to $1.3 million ($913,000 after-tax) for the same period in 2009. The decrease in net investment income is due primarily to the current lower interest rate environment and an additional investment management fee accrual in the second quarter of 2010;

•

The change in equity interest in limited partnerships from continuing operations decreased $317,000 to a loss of $5,000 ($14,000 after-tax) for the three months ended June 30, 2010, compared to income of $312,000 ($216,000 after-tax) for the same period in 2009;

[2]

306,099 warrants were outstanding as of January 1, 2009 of which 244,879 warrants were earned. The remaining 61,220 warrants will not be earned. On March 10, 2009, the 244,879 warrants were exercised. EIHI retained 64,588 warrants as payment of the exercise price. The 42,541 warrants for the three months ended March 31, 2009 represent the weighted average stock warrants outstanding prior to the exercise of the 180,291 warrants.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 5, 2010

•

Net realized investment losses from continuing operations, excluding the segregated portfolio cell reinsurance segment, were $697,000 ($449,000 after-tax) for the three months ended June 30, 2010 compared to net realized investment losses from continuing operations, excluding the segregated portfolio cell reinsurance segment, of $1.0 million ($760,000 after-tax) for the same period in 2009; and

•

There was no loss reserve development recorded on prior accident years in the workers’ compensation insurance segment for the three months ended June 30, 2010, compared to $750,000 ($488,000 after-tax) of favorable loss reserve development on prior accident years in the workers’ compensation insurance segment for the three months ended June 30, 2009.

Segment Operating Results

Workers’ Compensation Insurance

EIHI’s workers’ compensation insurance segment reported net income of $1.4 million for the second quarter of 2010, compared to $2.1 million for the second quarter of 2009. Highlights for the second quarter include:

•	Direct written premiums increased to $26.6 million for the three months ended June 30, 2010, compared to $24.9 million for the same period in 2009, an increase of 6.8 percent;

•

Net premiums earned increased to $20.2 million for the second quarter of 2010, compared with $18.9 million for the second quarter of 2009, an increase of 6.9 percent. The increase in net premiums earned relates primarily to second quarter 2010 production increases and more favorable reinsurance terms in 2010 compared to 2009, partially offset by payroll audit premium adjustments and continued renewal rate decreases;

•

Audit premium, which results from an examination of the policyholders’ payroll and other records, resulted in the Company recording return premium to policyholders which reduced net premiums earned by $810,000 for the three months ended June 30, 2010 compared to additional premium to the Company which increased net premiums earned by $431,000 for the same period in 2009, a decrease of $1.2 million;

•

Net investment income was $384,000 for the second quarter of 2010, compared to $817,000 for the same period in 2009. The decrease in net investment income is due primarily to the lower interest rate environment and an additional investment fee accrual in the second quarter of 2010;

•	The change in equity interest in limited partnerships was income of $26,000 for the three months ended June 30, 2010, compared to income of $274,000 for the same period in 2009;

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 5, 2010

•

After-tax net realized investment losses of $376,000 were recorded for the three months ended June 30, 2010, compared to after-tax net realized investment losses of $524,000 for the same period in 2009;

•	The combined ratio was 89.6 percent for the second quarter of 2010, compared to 84.9 percent for the same period last year;

•

The calendar period loss and LAE ratio was 65.9 percent and 59.8 percent for the three months ended June 30, 2010 and 2009, respectively. For the three months ended June 30, 2009, $750,000 of favorable loss reserve development on prior accident years was recorded, which decreased the 2009 loss ratio by 4.0 percentage points, compared to no loss reserve development recorded for the same period in 2010; and

•

The expense ratio was 22.6 percent for the three months ended June 30, 2010 compared to 25.4 percent for the same period in 2009. The decrease in the expense ratio is being driven by EIHI receiving notification in the second quarter of 2010 from the Pennsylvania Workers’ Compensation Security Fund that a 2009 assessment would not be assessed, which lowered the 2010 workers’ compensation insurance expense ratio by 4.4 points, partially offset by the aforementioned audit premium adjustments which increased the expense ratio by 0.8 points.

Segregated Portfolio Cell Reinsurance

The segregated portfolio cell reinsurance segment has fourteen active programs, which produce fee-based revenue and segregated portfolio cell dividends for EIHI’s other business segments. Marketing activity in this segment has increased despite current economic trends, largely as a result of our expansion into the Southeast and Midwest markets.

Run-Off Specialty Reinsurance

Prior to July 1, 2008, business in the run-off specialty reinsurance segment was assumed through participation in a reinsurance treaty with an unaffiliated ceding company related to an underground storage tank insurance program, referred to as “EnviroGuard,” and a non-hazardous waste transportation product, referred to as “EIA Liability.” Effective July 1, 2008, EIHI terminated the reinsurance treaty that comprised the run-off specialty reinsurance segment.

EIHI’s run-off specialty reinsurance segment reported a net loss of $2.0 million for the second quarter of 2010, compared to net income of $6,000 for the same period last year. Highlights for the second quarter include:

•

Net premiums earned were $(8,000) for the second quarter of 2010, compared to $224,000 in 2009. The decrease in net premiums earned is due to the July 1, 2008 termination of the reinsurance treaty that comprised the run-off specialty reinsurance segment;

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 5, 2010

•	Net investment income was $373,000 for the three months ended June 30, 2010, compared to $170,000 for the same period last year;

•	The change in equity interest in limited partnerships was a loss of $31,000 for the three months ended June 30, 2010, compared to income of $38,000 for the same period in 2009;

•

After-tax net realized investment gains of $13,000 were recorded for the three months ended June 30, 2010, compared to after-tax net realized investment losses of $241,000 for the same period in 2009; and

•

There was $2.3 million of unfavorable loss reserve development recorded for the three months ended June 30, 2010 compared to no loss reserve development recorded in 2009. EIHI concluded its review of the entirety of the open claims inventory at the ceding company during the second quarter of 2010. Based on the Company’s review of the information contained in the files currently, EIHI increased the estimated ultimate loss and loss adjustment expense by $2.3 million during the second quarter of 2010.

Corporate and Other

The corporate and other segment primarily includes corporate expenses and EIHI’s third party administration business. The corporate and other segment recorded a net loss of $1.1 million for the three months ended June 30, 2010, compared to a net loss of $189,000 for the three months ended June 30, 2009. The increase in the net loss in 2010 compared to 2009 is due to a decrease in earnings from EIHI’s jointly-owned segregated portfolio cells and the reversal in 2009 of a deferred tax valuation allowance, which decreased 2009 income tax expense by $438,000.

Discontinued Operations

EIHI’s discontinued operations, formerly its group benefits insurance segment, reported net income of $262,000 for the three months ended June 30, 2010, compared to net income of $1.1 million for the same period in 2009.

Financial Condition

Total assets were $358.5 million as of June 30, 2010. Shareholders' equity was $150.5 million as of June 30, 2010. During the second quarter of 2010, the Company repurchased 318,556 of common shares at a total cost of $3.4 million, representing a weighted average price of $10.82 per share. As of June 30, 2010, EIHI’s book value per share and diluted book value per share were $16.06 and $15.95, respectively. Outstanding shares used to calculate book value per share and diluted book value per share were 9,372,701 and 10,021,889, respectively, as of June 30, 2010. The basic book value per share calculation includes the impact of restricted stock awards of 251,675 shares and warrants exercised of 180,291. The diluted book value per share calculation includes the additional dilutive impact of stock options to purchase 649,188 common shares, which have a weighted average exercise price of $14.36.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 5, 2010

Conference Call with Investors

EIHI will hold a conference call with investors beginning at 10:00 a.m. Eastern Time on Friday, August 6, 2010 to review the Company’s 2010 second quarter results. The conference call will be available via a live webcast accessed through the Investor Relations section of www.eihi.com. The dial-in numbers for the conference call are as follows:

Live Call

877-317-6789 (Domestic)

412-317-6789 (International)

866-605-3852 (Canada)

A replay of the conference call will be available through August 16, 2010, at 877-344-7529 (domestic) and 412-317-0088 (international). The replay conference number for the conference call is 442937. An online archive of the webcast will be available on the Investor Relations section of www.eihi.com.

Consolidated Financial Results

Set forth in the tables below are the unaudited consolidated balance sheets as of June 30, 2010 and December 31, 2009 and unaudited statements of income for the three and six months ended June 30, 2010 and 2009.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 5, 2010

EASTERN INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share data)

	June 30 2010	December 31 2009
ASSETS
Investments:
Fixed income securities, at estimated fair value (amortized cost, $149,569; $154,828)	$155,468	$159,101
Convertible bonds, at estimated fair value (amortized cost, $17,595; $3,641)	17,371	4,134
Equity securities, at estimated fair value (cost, $17,242; $16,438)	18,694	20,332
Other long-term investments, at estimated fair value (cost, $10,197; $7,879)	10,638	8,197

Total investments	202,171	191,764

Cash and cash equivalents	65,501	50,841
Accrued investment income	1,488	1,444
Premiums receivable (net of allowance, $631; $631)	38,123	32,404
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	12,827	12,354
Deferred acquisition costs	7,737	6,487
Deferred income taxes, net	1,505	1,343
Federal income taxes recoverable	1,267	1,549
Intangible assets	6,805	7,448
Goodwill	10,752	10,752
Other assets	10,371	8,203
Discontinued operations – group benefits insurance	—	66,935

Total assets	$358,547	$391,524

LIABILITIES
Reserves for unpaid losses and loss adjustment expenses	$120,261	$121,093
Unearned premium reserves	55,461	46,016
Advance premium	145	657
Accounts payable and accrued expenses	10,378	11,853
Ceded reinsurance balances payable	7,236	5,900
Segregated portfolio cell dividend payable	12,819	16,684
Loan payable	1,757	1,986
Discontinued operations – group benefits insurance	—	33,470

Total liabilities	$208,057	$237,659

SHAREHOLDERS’ EQUITY
Series A preferred stock, par value $0, auth. shares – 5,000,000; no shares issued and outstanding	—	—
Common capital stock, par value $0, auth. shares – 20,000,000; issued – 11,783,014; outstanding – 9,372,701 and 9,691,257, respectively	—	—
Unearned ESOP compensation	(4,488)	(4,859)
Additional paid in capital	113,771	113,049
Treasury stock, at cost (2,410,313 and 2,091,757 shares, respectively)	(36,114)	(32,666)
Retained earnings	72,223	73,038
Accumulated other comprehensive income, net	5,098	5,303

Total shareholders’ equity	150,490	153,865

Total liabilities and shareholders’ equity	$358,547	$391,524

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 5, 2010

EASTERN INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED STATEMENTS OF INCOME

(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenue:
Net premiums earned	$25,918	$25,091	$51,264	$49,938
Net investment income	974	1,313	2,326	2,798
Change in equity interest in limited partnerships	(5)	312	254	219
Net realized investment gains (losses)	(720)	(970)	277	(3,031)
Other revenue	145	124	291	363

Total revenue	26,312	25,870	54,412	50,287

Expenses:
Losses and loss adjustment expenses incurred	20,678	15,331	37,829	31,270
Acquisition and other underwriting expenses	2,538	3,024	5,824	6,240
Other expenses	5,275	4,947	10,369	10,082
Amortization of intangible assets	321	433	642	866
Policyholder dividends	221	(62)	399	123
Segregated portfolio dividend expense	(885)	87	(702)	(652)

Total expenses	28,148	23,760	54,361	47,929

Income (loss) from continuing operations before income taxes	(1,836)	2,110	51	2,358

Income tax (benefit) expense from continuing operations	(125)	191	395	1,244

Net income (loss) from continuing operations	$(1,711)	1,919	$(344)	$1,114

Discontinued operations – group benefits insurance:
Income from discontinued operations	606	1,588	1,403	1,918

Income tax expense	344	530	606	610

Net income from discontinued operations	262	1,058	797	1,308

Net income (loss)	$(1,449)	$2,977	$453	$2,422

Earnings per share (EPS) from continuing operations:
Basic shares outstanding	9,048,929	9,008,967	9,081,716	8,931,101
Basis EPS	$(0.19)	$0.20	$(0.04)	$0.12

Diluted shares outstanding	9,048,929	9,008,967	9,081,716	9,046,738
Diluted EPS	$(0.19)	$0.20	$(0.04)	$0.12

Earnings per share (EPS):
Basic shares outstanding	9,048,929	9,008,967	9,081,716	8,931,101
Basis EPS	$(0.16)	$0.32	$0.05	$0.27

Diluted shares outstanding	9,048,929	9,008,967	9,130,772	9,046,738
Diluted EPS	$(0.16)	$0.32	$0.05	$0.26

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 5, 2010

Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “project,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that management’s expectations, beliefs or projections will occur or be achieved or accomplished. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our growth strategies and investment objectives; the further deterioration in the fixed income and equity security markets, the effects of intense competition; the loss of one or more principal employees; the geographic concentration of our business; the failure of independent insurance brokers to adequately market our products; and other factors described in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

###

SOURCE:	Eastern Insurance Holdings, Inc.
CONTACT:	Kevin Shook, Treasurer and Chief Financial Officer
(717) 735-1660, kshook@eains.com